                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                                ORTHOMETRIX, INC.
    -----------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.0005 par value

    -----------------------------------------------------------------------
                         (Title of Class of Securities)

                                   68750M-10-0
                       -----------------------------------
                                 (CUSIP Number)

                                January 17, 2005
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ] Rule 13d-1(b)
              [X] Rule 13d-1(c)
              [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

1.     NAME OF REPORTING PERSON
       Michael W. Huber
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                    (b) [X]
- - ----------------------------------------------------------------------------
3.     SEC USE ONLY
- - ----------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION:               United States Citizen
- - ----------------------------------------------------------------------------
              NUMBER OF           5. SOLE VOTING POWER              3,196,884
              SHARES                 -------------------------------------------
              BENEFICIALLY        6. SHARED VOTING POWER                    0
              OWNED BY               -------------------------------------------
              EACH                7. SOLE DISPOSITIVE POWER         3,196,884
              REPORTING              -------------------------------------------
              PERSON WITH         8. SHARED DISPOSITIVE POWER               0
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
       3,196,884
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
       CERTAIN SHARES   [ ]
- - ----------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       9.0%
- - ----------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON
       IN

- - ----------------------------------------------------------------------------

Item 1.

     (a)    Name of Issuer:

            Orthometrix, Inc.

     (b)    Address of Issuer's Principal Executive Offices:

            106 Corporate Park Drive, Suite 102, White Plains, New York 10604.

Item 2.

     (a)    Name of Person Filing:

            Michael W. Huber

     (b)    Address of Principal Business Office:

            Michael W. Huber is retired, however, he maintains an office at
            179 Avenue at the Common, Suite 2, Shrewbury, New Jersey 07702.

                                       2

     (c)   Citizenship:

           Michael W. Huber is a citizen of the United States.

     (d)   Title of Class of Securities:

           Common Stock, $.0005 par value

     (e)   CUSIP Number:

           68750M-10-0

Item 3.  If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
         (c), check the status of the person filing

                  Not applicable.

Item 4.  Ownership

         (a)  Amount beneficially owned:

                       3,196,884 shares.

         (b)  Percent of class:

                       9.0%

         (c)  Number of shares as to which the person has

              (i)    Sole power to vote or to direct the vote:

                             3,196,884

              (ii)   Shared power to vote or direct the vote:

                             0

              (iii)  Sole  power to dispose or direct the disposition of:

                             3,196,884 shares.

              (iv)   Shared power to dispose or to direct the disposition of:

                             0

Item 5.  Ownership of Five Percent or Less of a Class

              Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

              Not Applicable.

                                       3

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
          Security Being Reported on By the Parent Holding Company or Control
          Person

               Not Applicable.

Item 8.   Identification and Classification of Members of the Group

               Not Applicable.

Item 9.   Notice of Dissolution of Group

               Not Applicable.

Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 21, 2005.

                                   /s/ Michael W. Huber
                                   -----------------------------
                                   Michael W. Huber

                                       4